EXHIBIT 10.1
ARCHER-DANIELS-MIDLAND COMPANY
(a Delaware corporation)
$1,150,000,000
0.875% Convertible Senior Notes due 2014
PURCHASE AGREEMENT
February 15, 2007
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
    as Representatives of the several Initial Purchasers
c/o     Merrill Lynch, Pierce, Fenner & Smith Incorporated
           4 World Financial Center
           New York, New York 10080
Ladies and Gentlemen:
     Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), confirms its agreement with Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”) and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom the Representatives are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $1,150,000,000 aggregate principal amount of the Company’s 0.875% Convertible Senior Notes due 2014 (the “Securities”). The Securities are to be issued pursuant to an indenture dated as of February 22, 2007 (the “Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”).
     The Securities are convertible into shares of common stock, no par value, of the Company (the “Common Stock”) in accordance with the terms of the Securities and the Indenture, at the initial conversion price specified in Schedule B hereto.
     The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold to qualified institutional buyers through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon the exemptions provided by Rule 144A under the 1933 Act. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)).
     The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”), to be dated as of the Closing Time (as defined below), between the Company and the Initial Purchasers, pursuant to which the Company will agree to register the resale of the Securities under the 1933 Act subject to the terms and conditions therein specified.
     The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated February 14, 2007 (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated February 15, 2007 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.
     All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in the Offering Memorandum.
     SECTION 1. Representations and Warranties by the Company.
     (a) Representations and Warranties. The Company represents and warrants to each Initial Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Initial Purchaser, as follows:
     (i) Disclosure Package and Final Offering Memorandum. As of the Applicable Time (as defined below), neither (x) the Offering Memorandum as of the Applicable Time as supplemented by the final pricing term sheet, in the form attached hereto as Schedule C (the “Pricing Supplement”), that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase Securities, all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 5:00 pm. (Eastern time) on February 15, 2007 or such other time as agreed by the Company and the Representatives.
     “Supplemental Offering Materials” means any “written communication” (within the meaning of the 1933 Act Regulations (as defined below)) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show relating to the Securities that constitutes such a written communication.
     As of its issue date and as of the Closing Time, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     The representation and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives expressly for use therein.
     (ii) Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission and each Quarterly Report of the Company on Form 10-Q and each Current Report of the Company on Form 8-K filed with (and not merely furnished to) the Commission since the end of the fiscal year to which such Annual Report relates. The documents incorporated by reference in the Offering Memorandum, when they were filed with the Commission, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and none of such documents, when they were so filed, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Offering Memorandum, when such documents are filed with the Commission, will comply in all material respects with the requirements of the 1934 Act, as applicable, and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (iii) Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (or the local equivalent) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the condition (financial or other), earnings, business or properties of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).
     (iv) Good Standing of Subsidiaries. Each of the Company’s subsidiaries that constitutes a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X) (each a “Subsidiary” and collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Disclosure Package or the Final Memorandum, and has been duly qualified as a foreign corporation or limited liability company for the transaction of business and is in good standing (or the local equivalent) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock of the Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance, other than any such security interests, claims, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.
     (v) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
     (vi) Authorization of the Indenture. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and general principles of equity and an implied covenant of good faith and fair dealing).
     (vii) Authorization of the Securities. The Securities have been duly authorized by the Company and, when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will have been duly executed and delivered by the Company, and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms and the terms of the Indenture (except as the enforceability thereof may be limited by bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and general principles of equity and an implied covenant of good faith and fair dealing); and the Securities and the Indenture conform in all material respects to the descriptions thereof in the Disclosure Package and the Final Offering Memorandum.

     (viii) Authorization of the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute the legal, valid, binding and enforceable instrument of the Company (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).
     (ix) Authorization and Description of Common Stock. The unaudited consolidated capitalization of the Company as of December 31, 2006 is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization.” The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company. The Common Stock conforms as to legal matters to all statements relating thereto contained or incorporated by reference in the Disclosure Package and the Final Offering Memorandum and such description conforms as to legal matters to the rights set forth in the instruments defining the same. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof for shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.
     (x) Absence of Defaults and Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Indenture and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Disclosure Package and the Final Offering Memorandum and the consummation of the transactions contemplated herein and in the Disclosure Package and the Final Offeing Memorandum and compliance by the Company with its obligations hereunder and thereunder do not and will not conflict with or result in a breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets, properties or operations of the Company or any of its subsidiaries pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the assets, properties or operations of the Company or any of its subsidiaries is subject (collectively, the “Agreements and Instruments”) the result of which would have a Material Adverse Effect, nor will such action result in any violation of (i) the provisions of the charter or bylaws of the Company or any of its Subsidiaries or (ii) any applicable law or statute or any order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations, except, with respect to (ii) above, for any such violations that would not, individually or in the aggregate, result in a Material Adverse Effect.
     (xi) Absence of Further Requirements. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the due authorization, execution and delivery by the Company of this Agreement or for the performance by the Company of the transactions contemplated under the Disclosure Package and the Final Offering Memorandum, this Agreement, the Registration Rights Agreement or the Indenture, except such as have already been made, obtained or rendered, as applicable, such as may be required under state securities laws and, in the case of the Registration Rights Agreement, such as will be obtained under the 1933 Act and the 1939 Act (as defined below).
     (xii) Financial Statements. The financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the 1933 Act or the 1934 Act, as applicable, and have been prepared in conformance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).
     (xiii) Independent Accountants. Ernst & Young LLP, who have certified the financial statements included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum, are independent public accountants as required by the 1933 Act and the rules and regulations thereunder (the “1933 Act Regulations”).
     (xiv) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement or the performance by the Company of its obligations hereunder or thereunder.
     (xv) No Material Adverse Change in Business. Since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto), (A) there has been no material adverse change, or any development involving a prospective material adverse change, in the condition (financial or other), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Change”), except as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto) and (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those arising in the ordinary course of business, which are material with respect to the Company and its subsidiaries taken as a whole.
     (xvi) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Offering Memorandum, will not be an “investment company” as defined under the Investment Company Act of 1940, as amended (the “1940 Act”).
     (xvii) Accounting Controls and Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities, (ii) have been evaluated for effectiveness as of a date within 90 days prior to the filing of the Company’s most recent Annual Report on Form 10-K filed with the Commission and (iii) are effective to perform the functions for which they were established. Additionally, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Disclosure Package and the Final Offering Memorandum or in any document incorporated by reference therein, since December 31, 2006 there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     (xix) Similar Offerings. Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the 1933 Act.
     (xx) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.
     (xxi) No General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.
     (xxii) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties of the Initial Purchasers and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).
     (b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.
     SECTION 2. Sale and Delivery to Initial Purchasers; Closing.
     (a) On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.
     (b) Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the Chicago, Illinois offices of Mayer, Brown, Rowe & Maw LLP, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (Central time) on the fourth business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).
     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. The Representatives, individually and not as representatives of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

     (d) Denominations; Registration. Certificates for the Securities shall be in such denominations ($100,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Representatives may request in writing at least one full business day before Closing Time. The certificates representing the Securities shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 A.M. on the last business day prior to Closing Time.
     SECTION 3. Covenants of the Company. The Company covenants with each Initial Purchaser as follows:
     (a) Offering Memorandum. The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.
     (b) Notice and Effect of Material Events. The Company will promptly notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the offered Securities by the Initial Purchasers (notice of such completion to be provided to the Company by the Initial Purchasers in writing), any material changes in or affecting the condition (financial or other), earnings, business or properties of the Company and its subsidiaries taken as a whole which (i) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Material false or misleading or (ii) are not disclosed in the Disclosure Package or the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.
     (c) Amendment and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials. The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Company will prepare the Pricing Supplement, in form and substance satisfactory to the Representatives, and shall furnish as soon as practicable to each Initial Purchaser, without charge, as many copies of the Pricing Supplement as such Initial Purchaser may reasonably request. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities by means of any Supplemental Offering Materials.
     (d) Qualification of Securities for Offer and Sale. The Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the offered Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and to maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (e) Rating of Securities. The Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) to provide their respective credit ratings of the Securities.
     (f) DTC. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of The Depository Trust Company.
     (g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under “Use of Proceeds.”
     (h) Listing. The Company will use its best efforts to effect the listing of the Common Stock issuable upon conversion of the Securities on the New York Stock Exchange.
     (i) Restriction on Sale of Debt Securities. During a period of 60 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of the Representatives, directly or indirectly, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any entity affiliate of the Company or any person in privity with the Company or any entity affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, any debt securities issued or guaranteed by the Company that have terms, including with respect to conversion, that are substantially similar to the Securities (other than the Securities and any debt securities that mature within one year of their date of issue) or publicly announce an intention to effect any such transaction.
     (j) Restriction on Sale of Common Stock. During a period of 60 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of any share of Common Stock or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) Common Stock issuable upon conversion of the Securities, (C) any shares of Common Stock to be issued in connection with a business acquisition, (D) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Disclosure Package and the Final Memorandum, (E) any shares of Common Stock issuable in connection with the transactions described in the Disclosure Package and the Final Memorandum under the caption “Plan of Distribution — Other Relationships” and (F) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company.
     (k) Reporting Requirements. Until the offering of the Securities is complete, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.
     SECTION 4. Payment of Expenses.
     (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Disclosure Package or any Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto or of any Supplemental Offering Material, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, any Agreement among Initial Purchasers, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchasers and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection] with the preparation of the Blue Sky Survey, any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities and (vii) any fees payable in connection with the rating of the Securities.
     (b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5(j) or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their reasonably incurred out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

     SECTION 5. Conditions of Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:
     (a) Opinion of Counsel for Company. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of each of Faegre & Benson LLP, counsel for the Company, Dewey Ballantince LLP, special tax counsel to the Company, and David J. Smith, Esq., General Counsel of the Company, or Stuart E. Funderburg, Esq., Corporate Counsel of the Company, each in form and substance satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers to the effect set forth in Exhibit A-1, Exhibit A-2 and Exhibit A-3, respectively, hereto.
     (b) Opinion of Counsel for Initial Purchasers. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Mayer, Brown, Rowe & Maw LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers with respect to the matters set forth in (i) — (v) and (x) and the last paragraph of Exhibit A-1 hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.
     (c) Officers’ Certificate. At Closing Time, there shall not have been, since the date hereof or since the date as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any Material Adverse Change, and the Representatives shall have received a certificate of the Chairman of the Board, the President or any Vice President and the principal financial or accounting officer of the Company, dated as of the Closing Time, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Offering Memorandum, any supplements to the Final Offering Memorandum and this Agreement and that to their knowledge:
     (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of the Closing Time with the same effect as if made on the Closing Time and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Time; and
     (ii) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto), there has been no Material Adverse Change, except as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto).
     (d) Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.
     (e) Bring-down Comfort Letter. At Closing Time, the Representatives shall have received from Ernst & Young LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.
     (f) Maintenance of Rating. At Closing Time, the Securities shall be rated at least A2 by Moody’s and A by S&P, and the Company shall have delivered to the Representatives a letter dated Closing Time, from each such rating agency, or other evidence satisfactory to the Representatives, confirming that the Securities have such ratings; and subsequent to the Applicable Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the 1933 Act) and no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.
     (g) Approval of Listing. At Closing Time, the Common Stock issuable on conversion thereof shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.
     (h) Lock-up Agreements. At the date of this Agreement, the Representatives shall have received an agreement substantially in the form of Exhibit B hereto signed by the persons listed on Schedule D hereto.
     (j) Additional Documents. At Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably request for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers.
     (k) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, the obligations of the several Initial Purchasers to purchase the relevant Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.
     SECTION 6. Subsequent Offers and Resales of the Securities.
     (a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:
     (i) Offers and Sales. Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum.
     (ii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.
     (iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be an Institutional Accredited Investor or a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”) or a non-U.S. person outside the United States.
     (iv) Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and cause each of its Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A and (C) may not be reoffered, resold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.
     (v) Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $100,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $100,000 principal amount of the Securities.
     (b) Covenants of the Company. The Company covenants with each Initial Purchaser as follows:
     (i) Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.
     (ii) Rule 144A Information. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4) under the 1933 Act, unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.
     (iii) Restriction on Repurchases. Until the expiration of two years after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined in Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).
     (c) Qualified Institutional Buyer. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act (an “Accredited Investor”).
     SECTION 7. Indemnification.
     (a) Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its Affiliates, its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
     (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to

Section 7(d) below) any such settlement is effected with the written consent of the Company; and
     (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;
provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives expressly for use in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or in any Supplemental Offering Materials.
     (b) Indemnification of Company. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Materials in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through the Representatives expressly for use therein. The Company acknowledges that the following statements set forth under the heading “Plan of Distribution” in the Disclosure Package and the Final Offering Memorandum constitute the only information furnished in writing by or on behalf of the several Initial Purchasers for inclusion in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Materials: (i) the list of Initial Purchasers and their respective participation in the sale of the Securities, (ii) the second and third sentence of the second paragraph; (iii) the third sentence under the subsection entitled “—New Issue of Notes” related to market making and (iv) the two paragraphs under the subcaption “—Price Stabilization and Short Positions.”
     (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action;

provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
     (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
     SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

     The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.
     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     For purposes of this Section, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers’ respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.
     SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

     SECTION 10. Termination of Agreement.
     (a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any Material Adverse Change, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (v) if a banking moratorium has been declared by either Federal or New York authorities.
     (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.
     SECTION 11. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:
     (a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or
     (b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this

Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.
     No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.
     In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section.
     SECTION 12. Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.
     SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representatives at 4 World Financial Center, New York, New York 10080, attention of Joseph T. McIntosh, notices to the Company shall be directed to it at 4666 Faries Parkway, Decatur, Illinois 62526, Facsimile: (217) 424-2572, attention of Treasurer.
     SECTION 14. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the Company, and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
     SECTION 15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.
     SECTION 16. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.
     SECTION 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     SECTION 18. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.
     SECTION 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     SECTION 20. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

Very truly yours, ARCHER-DANIELS-MIDLAND COMPANY
By	/s/ Vikram Luthar
	Name:	Vikram Luthar
	Title:	Vice President & Treasurer

CONFIRMED AND ACCEPTED,
as of the date first above written:

CITIGROUP GLOBAL MARKETS INC. J.P. MORGAN SECURITIES INC. MERRILL LYNCH & CO. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BY:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Joe McIntosh

Authorized Signatory

For itself and as Representatives of the other Initial Purchasers named in Schedule A hereto.

SCHEDULE A

Principal
Amount of
Name of Initial Purchaser	Securities

Citigroup Global Markets Inc.	$287,500,000
J.P. Morgan Securities Inc.	287,500,000
Merrill Lynch Pierce, Fenner & Smith Incorporated	287,500,000
Banc of America Securities LLC	47,917,000
Barclays Capital Inc.	47,917,000
BNP Paribas Securities Corp.	47,917,000
Deutsche Bank Securities Inc.	47,917,000
Goldman, Sachs & Co.	47,916,000
HSBC Securities (USA) Inc.	47,916,000

Total	$1,150,000,000

Sch A-1

SCHEDULE B
ARCHER-DANIELS-MIDLAND COMPANY
$1,150,000,000 0.875% Convertible Senior Notes due 2014
     1. The initial public offering price of the Securities shall be 100.00% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.
     2. The purchase price to be paid by the Initial Purchasers for the Securities shall be 98.65% of the principal amount thereof.
     3. The interest rate on the Securities shall be 0.875% per annum.
     4. The Securities shall be convertible on the terms set forth in the Indenture at an initial conversion rate of 22.8343 shares per $1,000 principal amount of Securities (equivalent to a conversion price of approximately $43.79 per share).
     5. If a change in control occurs and a holder elects to convert in connection with such event, the conversion rate will be increased by a number of shares. The number of additional shares will be determined by reference to the following table and is based on the date on which such change in control becomes effective and the price paid per share of common stock on the effective date:

Stock Price on	Make-Whole Premium Upon Fundamental Change (Increase in Applicable Conversion Rate)
Effective Date	2/22/2007	2/15/2008	2/15/2009	2/15/2010	2/15/2011	2/15/2012	2/15/2013	2/15/2014
$35.75	5.1377	5.1377	5.1377	5.1377	5.1377	5.1377	5.1377	5.1377
$37.50	4.5937	4.7056	4.7896	4.8296	4.7941	4.6410	4.2890	3.8324
$40.00	3.9353	4.0041	4.0409	4.0285	3.9335	3.7086	3.2436	2.1657
$45.00	2.9373	2.9458	2.9188	2.8394	2.6743	2.3744	1.8167	0.0000
$50.00	2.2349	2.2079	2.1453	2.0327	1.8402	1.5267	0.9936	0.0000
$55.00	1.7291	1.6817	1.6012	1.4755	1.2806	0.9862	0.5332	0.0000
$60.00	1.3575	1.2992	1.2114	1.0846	0.9003	0.6401	0.2816	0.0000
$65.00	1.0795	1.0165	0.9278	0.8065	0.6392	0.4180	0.1465	0.0000
$70.00	0.8683	0.8045	0.7186	0.6061	0.4579	0.2741	0.0741	0.0000
$75.00	0.7061	0.6432	0.5623	0.4602	0.3307	0.1804	0.0369	0.0000
$100.00	0.2838	0.2387	0.1867	0.1303	0.0701	0.0252	0.0027	0.0000
$150.00	0.0736	0.0544	0.0368	0.0214	0.0096	0.0029	0.0009	0.0000
     If the price paid per share on the effective date exceeds $150.00 per share, subject to adjustment, no adjustment to the applicable conversion rate will be made.
     If the price paid per share on the effective date is less than $35.75 per share, subject to adjustment, no adjustment to the applicable conversion rate will be made.

Sch B-1

SCHEDULE C
Archer-Daniels-Midland Company
(ADM/NYSE)
Offering Size: $1,150,000,000
144A Convertible Senior Notes Due 2014 Terms:
Offering Price: $1,000.00 per note (100%)
Maturity: February 15, 2014
Interest Rate: 0.875% payable semi-annually in arrears in cash
Last Sale (2/15/07): $35.75
Conversion Price: Approximately $43.79
Conversion Premium: 22.50%
Conversion Rate: 22.8343
Conversion Rate Cap: 27.9720
Conversion Trigger Price: $61.31
Interest Payment Dates: February 15 and August 15, beginning August 15, 2007
Make Whole Premium upon a Change in Control: If a change in control occurs and a holder elects to convert in connection with such event, the conversion rate will be increased by a number of shares.
The number of additional shares will be determined by reference to the following table and is based on the date on which such change in control becomes effective and the price paid per share of common stock on the effective date:

Stock Price on	Make-Whole Premium Upon Fundamental Change (Increase in Applicable Conversion Rate)
Effective Date	2/22/2007	2/15/2008	2/15/2009	2/15/2010	2/15/2011	2/15/2012	2/15/2013	2/15/2014
$35.75	5.1377	5.1377	5.1377	5.1377	5.1377	5.1377	5.1377	5.1377
$37.50	4.5937	4.7056	4.7896	4.8296	4.7941	4.6410	4.2890	3.8324
$40.00	3.9353	4.0041	4.0409	4.0285	3.9335	3.7086	3.2436	2.1657
$45.00	2.9373	2.9458	2.9188	2.8394	2.6743	2.3744	1.8167	0.0000
$50.00	2.2349	2.2079	2.1453	2.0327	1.8402	1.5267	0.9936	0.0000
$55.00	1.7291	1.6817	1.6012	1.4755	1.2806	0.9862	0.5332	0.0000
$60.00	1.3575	1.2992	1.2114	1.0846	0.9003	0.6401	0.2816	0.0000
$65.00	1.0795	1.0165	0.9278	0.8065	0.6392	0.4180	0.1465	0.0000
$70.00	0.8683	0.8045	0.7186	0.6061	0.4579	0.2741	0.0741	0.0000
$75.00	0.7061	0.6432	0.5623	0.4602	0.3307	0.1804	0.0369	0.0000
$100.00	0.2838	0.2387	0.1867	0.1303	0.0701	0.0252	0.0027	0.0000
$150.00	0.0736	0.0544	0.0368	0.0214	0.0096	0.0029	0.0009	0.0000
If the price paid per share on the effective date exceeds $150.00 per share, subject to adjustment, no adjustment to the applicable conversion rate will be made.
If the price paid per share on the effective date is less than $35.75 per share, subject to adjustment, no adjustment to the applicable conversion rate will be made.

Sch C-1

Net Proceeds Before Expenses: $1.134 billion
Net Proceeds Applied for the Convertible Note Hedge and Warrant Transactions: $129 million
Shares Underlying Convertible Note Hedge and Warrant: 26,259,445
Exercise Price of Sold Warrant: $62.56
Trade Date: 2/15/07
Settlement Date (T+4): 2/22/07
144A CUSIP: 039483AV4
Joint-Bookrunners: Citigroup, JP Morgan, Merrill Lynch
Co-Managers: Banc of America/Barclays/BNP/Deutsche Bank/Goldman Sachs/ HSBC

Sch C-2

SCHEDULE D
•	Chief Executive Officer

•	Chief Financial Officer

•	Any director of the Company beneficially owning more than 3,500,000 shares of the Company’s Common Stock

Sch D-1

Exhibit A-1
FORM OF OPINION OF FAEGRE & BENSON LLP
TO BE DELIVERED PURSUANT TO
SECTION 5(a)
     (i) the Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware; the Company has full corporate power and authority to conduct its business as described in the Disclosure Package and the Final Offering Memorandum;
     (ii) this Agreement has been duly authorized, executed and delivered by the Company;
     (iii) the Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding instrument, enforceable in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles);
     (iv) the Securities have been duly executed, issued and delivered by the Company and constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and are enforceable in accordance with their terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles); and the Securities and the Indenture conform in all material respects to the descriptions thereof in the Disclosure Package and the Final Offering Memorandum;
     (v) the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid, binding and enforceable instrument of the Company (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity);
     (vi) the Common Stock conforms as to legal matters to all statements relating thereto contained or incorporated by reference in the Disclosure Package and the Final Offering Memorandum and such description conforms as to legal matters to the rights set forth in the instruments defining the same; the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof for shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable;

Ex A-1-1

     (vii) neither the issue and sale of the Securities, the execution and delivery of the Indenture, nor the consummation of any other of the transactions contemplated in this Agreement, the Indenture or the Registration Rights Agreement nor the fulfillment of the terms thereof will conflict with, result in a breach of, or constitute a default under the charter or by-laws of the Company or the terms of any Agreement or Instrument known to such counsel, or any statute or any order, rule or regulation known to such counsel to be applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any of its subsidiaries;
     (viii) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the due authorization, execution and delivery by the Company of this Agreement or for the performance by the Company of the transactions contemplated under the Disclosure Package and the Final Offering Memorandum, this Agreement, the Registration Rights Agreement or the Indenture, except such as have already been made, obtained or rendered, as applicable, such as may be required under state securities laws and, in the case of the Registration Rights Agreement, such as will be obtained under the 1933 Act and the 1939 Act;
     (ix) the Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Offering Memorandum, will not be an “investment company” as defined under the 1940 Act;
     (x) subject to compliance by the Initial Purchasers with the representations and warranties of the Initial Purchasers and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the 1939 Act; and
     (x) the documents incorporated by reference in the Offering Memorandum (other than the financial statements and supporting schedules and other financial and statistical data therein, as to which no opinion need be rendered), when they were filed with the Commission complied as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder.
     In addition, such counsel shall state that nothing has come to its attention which causes such counsel to believe that (1) as of the Applicable Time, the Disclosure Package (other than the financial statements, financial data and supporting schedules included or incorporated by reference therein, as to each of which such counsel need express no belief) included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading or (2) that the Final Offering Memorandum or any amendment or supplement thereto (other than the financial statements, financial data and supporting schedules included or incorporated by reference therein, as to each of which such counsel need express no belief), at the time the Offering Memorandum was issued, at the time any such amended or supplemented Offering

A-1-2

Memorandum was issued or at Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

A-1-3

Exhibit A-2
FORM OF OPINION OF DEWEY BALLANTINE LLP
TO BE DELIVERED PURSUANT TO
SECTION 5(a)
     The information in the Disclosure Package and in the Final Offering Memorandum under “Material United States Income Tax Considerations,” to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is correct in all material respects and the opinion of such firm set forth under “Material United States Income Tax Considerations” is confirmed.

Ex A-2-1

Exhibit A-3
FORM OF OPINION OF INTERNAL COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 5(a)
     (i) the Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware; the Company has full corporate power and authority to conduct its business as described in the Disclosure Package and the Final Offering Memorandum;
     (ii) the Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing (or the local equivalent) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect; and
     (iii) to the knowledge of such counsel, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which is reasonably likely to result in a Material Adverse Effect.
     In addition, such counsel shall state that nothing has come to his attention that would lead him to believe that (1) as of the Applicable Time, the Disclosure Package (other than the financial statements, financial data and supporting schedules included or incorporated by reference therein, as to each of which such counsel need express no belief) included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading or (2) that the Final Offering Memorandum or any amendment or supplement thereto (other than the financial statements, financial data and supporting schedules included or incorporated by reference therein, as to each of which such counsel need express no belief), at the time the Offering Memorandum was issued, at the time any such amended or supplemented Offering Memorandum was issued or at Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Ex A-3-1

[Form of lock-up pursuant to Section 5(h)]
Exhibit B
•, 2007
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
     as Representatives of the several Initial Purchasers
c/o     Merrill Lynch, Pierce, Fenner & Smith Incorporated
          4 World Financial Center
          New York, New York 10080
Re: Proposed Offering by Archer-Daniels-Midland Company
Dear Sirs:
     The undersigned, a stockholder and an officer and/or director of Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), understands that Citigroup Global Markests Inc., J.P. Morgan Securities Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers (the “Representatives”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company providing for the offering of $• aggregate principal amount of the Company’s Convertible Senior Notes due • (the “Securities”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 60 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or lend or transfer any shares of the Company’s Common Stock, no par value (the “Common Stock”), or any securities convertible into or exercisable or exchangeable for or repayable with Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities or any securities convertible into or exchangeable for Common Stock, whether any such swap or

Ex. B-1

transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.
     Notwithstanding the foregoing, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives, (i) pursuant to the terms of planned sale arrangements implemented pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restriction set forth herein, or (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value and (iv) in an amount which, together with all other shares of Common Stock sold by officers or directors of the Company executing letters similar to this letter pursuant to an exception similar to this clause (iv), does not exceed 3,500,000 shares of Common Stock. For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:

Print Name:

Ex. B-2